Exhibit 4(a)

                         FLEET FINANCIAL GROUP, INC.

                      1995 FMG MERGER STOCK OPTION PLAN


1. PURPOSE

   This Fleet Financial Group, Inc. 1995 FMG Merger Stock Option Plan (the "Plan") has been adopted in connection with the merger (the "Merger") of Fleet Mortgage Group, Inc. ("FMG") with and into Fleet Mortgage Acquisition Co. ("Acquisition Co."), a wholly-owned subsidiary of Fleet Financial Group, Inc. (the "Company"). Upon the effectiveness of the Merger, Acquisition Co. changed its name to Fleet Mortgage Group, Inc. The Plan governs the terms and conditions of options (the "Options") granted in connection with the Merger to certain salaried officers and key employees of FMG (the "Optionees") to replace options (the "FMG Options") which were previously granted to such Optionees under the FMG 1992 Stock Option and Restricted Stock Plan (the "FMG Plan"), and which were outstanding immediately prior to effectiveness of the Merger. The FMG Options were converted from options to acquire shares of the common stock, $.01 par value, of FMG ("FMG Common Stock") to options to acquire shares of the common stock, $1.00 par value, of the Company (the "Common Stock"). Under the FMG Plan, FMG did not grant any "incentive stock options" as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). All options granted under the Plan to replace outstanding FMG Options were non-qualified stock options.

2. OPTIONS TO BE GRANTED AND ADMINISTRATION

   (a) Subject to Paragraph 4(g) hereof, no options shall be granted under the Plan from and after the effective date hereof.

   (b) The Plan shall be administered, construed and interpreted by the Human Resources and Planning Committee, or any successor committee, of the Board of Directors of the Company (hereinafter called the "Committee"). The Committee shall consist of three or more members of the Board of Directors who are not officers of the Company. No member of the Committee shall be entitled to participate in the Plan. Subject to the provisions of the Plan, the Committee shall have the power:

        (i) To amend the terms and provisions of each option granted under the Plan;

        (ii) To construe and interpret the Plan and options granted thereunder and to establish, amend and revoke rules and regulations for administration of the Plan. In this connection, the Committee may correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any option agreement, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. All decisions and determinations by the Committee in the exercise of this power shall be final and binding upon the Company and Optionees; and

        (iii) Generally, to exercise such powers and perform such acts as are deemed necessary or expedient to promote the best interests of the Company with respect to the Plan.

   (c) The Committee at any time may designate one or more officers of the Company to act in place of the Committee in making any determination or taking any action under the Plan.

   (d) No member of the Board of Directors or the Committee (or any officer to whom the Committee may delegate authority hereunder) shall be liable for any action or determination made in good faith, and shall be entitled to indemnification and reimbursement in the manner provided in the Company's Restated Articles of Incorporation and Bylaws.

3. STOCK

   (a) The stock subject to the options granted under the Plan shall be either (a) authorized but unissued shares of the Company's Common Stock or (b) treasury shares. Subject to adjustment in accordance with the provisions of Paragraph 4(g) hereof, the total number of shares of Common Stock that may be issued pursuant to options granted under the Plan shall not exceed an aggregate of 104,737 shares of Common Stock.

   (b) Whenever any outstanding option under the Plan expires, is forfeited or is otherwise terminated, the shares of Common
Stock allocable to the unexercised portion of such option may not again be the subject of options under the Plan.

4. TERMS AND CONDITIONS OF OPTIONS

   Stock options granted pursuant to the Plan shall be evidenced by agreements in such form as the Committee shall, from time to time, approve, which agreements shall in substance include and comply with and be subject to the following terms and conditions:

   (a)  Medium and Time of Payment:

        The option price shall be payable either (i) in United States dollars in cash or by check, bank draft or money order payable to the order of the Company, (ii) through the delivery of shares of Common Stock of the Company already owned by Optionee with a fair market value equal to the option price or
(iii) by a combination of (i) and (ii). The fair market value of Common Stock so delivered shall be deemed to be the mean of the high and low prices of publicly-traded shares of Common Stock of the Company on the date of exercise or as otherwise may be determined by the Committee, except as may be otherwise required by the Code. Unless otherwise determined by the Committee, an optionee may engage in a successive exchange (or series of exchanges) in which Common Stock he is entitled to receive upon the exercise of an option may be simultaneously utilized as payment for the exercise of an additional option or options.

        At the request of an Optionee, and to the extent permitted by applicable law, the Committee may approve arrangements with a brokerage firm under which such firm, on behalf of the Optionee, will pay the option price to the Company and the Company will promptly deliver to such firm the shares exercised, so that the firm may sell such shares, or a portion thereof, for the account of the Optionee.

   (b)  Number of Shares:

        The option shall state the total number of shares to which it pertains. No option may be exercised for less than ten shares unless the issue of a lesser number is enough to exhaust the option. The total number of shares issuable pursuant to any combination of options which are concurrently granted to an employee shall not exceed the total number of shares issuable pursuant to the exercise of any one such option.

   (c)  Option Price:

        The option price per share of Common Stock subject to an option under the Plan is equal to the option price of the FMG Option divided by 0.61 (the "Exchange Ratio"). The option price of the FMG Option was equal to the fair market value (as defined in the FMG Plan) of the FMG Common Stock on the date the FMG Option was granted. The Exchange Ratio was determined by dividing $20.00 per share of FMG Common Stock by the fair market value of Common Stock on April 28, 1995 (the business day immediately preceding the date of the effective time of the Merger and referred to herein as the "Valuation Date"). The fair market value of Common Stock was deemed to be the mean of the high and low prices of publicly-traded shares of Common Stock on the Valuation Date.

   (d)  Expiration of Options:

        Notwithstanding any other provision of the Plan or of any option agreement, each option shall expire on the date specified in the option agreement, which date shall be not later than ten years from the date the option is granted.

   (e)  Date of Exercise:

        The Committee may, in its discretion, provide that an option may not be exercised in whole or in part for any period or periods of time specified by the Committee. Except as may be so provided, any option may be exercised in whole at any time, or in part from time to time, during its term.

   (f)  Termination of Employment:

        In the event that an Optionee's employment by the Company or a subsidiary shall terminate, his option shall terminate immediately; provided, however, that if any termination of employment is due to retirement with the consent of the Company, the Optionee shall have the right, subject to the provisions of Paragraph 4(d) hereof, to exercise his option, at any time within three months (or up to five years, upon the approval of the Committee, in any individual case) after such retirement, to the extent that he was entitled to exercise the same immediately prior to his retirement, and provided further that if the Optionee shall die while in the employment of the Company or within three months after retirement with the consent of the Company, his estate, personal representative or beneficiary shall have the right, subject to the provisions of Paragraph 4(d) hereof, to exercise his option, at any time within 12 months from the date of his death, to the extent that he was entitled to exercise the same immediately prior to his death. Whether any termination of employment is to be considered a retirement with the consent of the Company, and whether an authorized leave of absence or absence on military or government service or for other reasons shall constitute a termination of employment for the purposes of the Plan, shall be determined by the Committee, which determination shall be final and conclusive.

   (g)  Adjustments on Changes in Stock:

        The aggregate number of shares of Common Stock as to which options may be granted to persons participating under the Plan, the aggregate number of shares of Common Stock as to which options may be granted to any one such person, the number of shares thereof covered by each outstanding option, and the price per share thereof for each such option, shall be proportionately adjusted by the Committee for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from subdivision or consolidation of shares or other capital adjustment, the payment of a stock dividend, or any other increase or decrease in such shares effected without receipt of consideration by the Company; provided, however, that no such adjustment shall be made unless and until the aggregate effect of all such increases and decreases accruing after the effective date of the Plan shall have increased or decreased the number of issued shares of Common Stock of the Company by five percent or more; and provided further, that any fractional shares resulting from any such adjustment shall be eliminated. Any such determination by the Committee shall be conclusive.

   (h)  Assignability:

        No option shall be assignable or transferable except by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order.

   (i)  Rights as a Stockholder:

        An Optionee shall have no rights as a stockholder with respect to shares covered by his option until the date of issuance of the shares to him and only after such shares are fully paid. No adjustment will be made for dividends or other rights for which the record date is prior to the date of such issuance.

   (j)  Other Conditions:

        The option agreements authorized under the Plan may contain such other provisions as the Committee shall deem advisable, including, without limitation, provision for withholding of cash and/or shares of the Company's Common Stock (or the delivery to the Company thereof by an Optionee) relating to income taxes arising under the Code (or other tax laws) upon the exercise of an option.

   (k)  Change in Control:

        Notwithstanding the provisions of any option for Common Stock which provides for its exercise in installments, such option shall become immediately exercisable in the event of a change in control or offer to effect a change in control. For purposes of this Paragraph 4(k), a "change in control" shall mean either of the following events: (a) the acquisition of the beneficial ownership (as that term is defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of 20 percent or more of the voting securities of the Company by purchase, merger, consolidation or otherwise by any person or by persons acting as a group within the meaning of Section 13(d) of the Exchange Act; provided, however, a change of control shall not be deemed to have occurred if the acquisition of such securities is by one or more employee benefit plans of the Company, or (b) in any two year period, individuals who at the beginning of such period constitute the Board of Directors of the Company cease, for any reason, to constitute at least a majority of the Board of Directors of the Company at, or at any time prior to the conclusion of, such two year period. The term "person" refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. The decision as to whether a change in control or offer to effect a change in control has occurred shall be made by a majority of the Continuing Directors (as defined in the Restated Articles of Incorporation as in effect on April 30, 1995) and shall be conclusive and binding.

   Notwithstanding Paragraph 5 of the Plan, this provision shall not be amended or revoked in any manner without the affirmative vote of 80% of the Company's Board of Directors and a majority of the Continuing Directors (as defined above).

5. AMENDMENT

   The Committee may alter, amend or suspend the Plan at any time, and from time to time, or alter and amend all agreements granted hereunder.

   Except as provided in Paragraph 4(g) hereof, no amendment of the Plan may, without the consent of any employee to whom an option shall theretofore have been granted, adversely affect the right of such employee under such option.

6. EFFECTIVE DATE

   The Plan shall become effective on April 30, 1995. The Plan shall terminate upon the exercise in full of all options granted thereunder.